UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 16, 2014

Reynolds American Inc.

(Exact Name of Registrant as Specified in its Charter)

North Carolina	1-32258	20-0546644
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

401 North Main Street,

Winston-Salem, NC 27101

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 336-741-2000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In March 2014, Daniel M. Delen, President and Chief Executive Officer and director of Reynolds American Inc., referred to as RAI, indicated to the Board of Directors of RAI, referred to as the Board, that he was considering retirement in the near term. On April 16, 2014, Mr. Delen presented his notice of retirement and his resignation from the Board, contingent upon the approval by the Board of the Retirement Agreement, as defined below. At a meeting of the Board held later that day, upon the recommendation of the Board’s Corporate Governance and Nominating Committee, the Board accepted Mr. Delen’s retirement as President and Chief Executive Officer of RAI and resignation from the Board, effective April 30, 2014, referred to as the Retirement Date, pursuant to the terms of the Retirement Agreement. A copy of Mr. Delen’s retirement letter is being furnished as Exhibit 99.1 hereto. Mr. Delen does not serve on any committees of the Board.

On April 16, 2014, the Board elected Susan M. Cameron as RAI’s President and Chief Executive Officer, effective May 1, 2014. Ms. Cameron will continue to serve as a member of the Board, but tendered her resignation from her role as a member of the Strategic Matters Review Committee of the Board, effective May 1, 2014.

Ms. Cameron’s biographical information is set forth under the heading “The Board of Directors — Biographies of Board Members” in RAI’s definitive proxy statement on Schedule 14A filed with the U.S. Securities and Exchange Commission, referred to as the SEC, on March 21, 2014 for RAI’s 2014 annual meeting of shareholders, as supplemented by RAI’s supplement to the notice of annual meeting of shareholders to be held on May 8, 2014 and accompanying proxy materials, to be filed with the SEC on April 17, 2014, and is incorporated by reference into this Item 5.02.

Former Chief Executive Officer Retirement and Consulting Agreement

In connection with Mr. Delen’s retirement, RAI and Mr. Delen have entered into a Retirement and Consulting Agreement, dated as of April 16, 2014, referred to as the Retirement Agreement, which provides that for two years following his Retirement Date, Mr. Delen, acting as an independent contractor, will serve as a consultant and advisor to RAI’s President and Chief Executive Officer and will provide the services as may be reasonably requested from time to time by the President and Chief Executive Officer. The Retirement Agreement contains various restrictive covenants, including covenants relating to non-disclosure, non-competition, non-solicitation, confidentiality and cooperation, that apply to Mr. Delen during the consulting period and will continue to apply to Mr. Delen for two years following the termination of the consulting period. RAI’s obligations under the Retirement Agreement are conditioned upon Mr. Delen executing a release of claims in the form attached to the Retirement Agreement. In consideration of such new obligations and restrictions accepted by Mr. Delen, RAI will pay Mr. Delen the aggregate sum of $13.4 million on June 16, 2014, pursuant to the Retirement Agreement.

The foregoing description of the Retirement Agreement does not purport to be a complete description of its terms and is qualified in all respects by reference to the complete text of the Retirement Agreement, a copy of which is being filed as Exhibit 10.1 hereto and is incorporated into this Item 5.02 by reference.

New Chief Executive Officer Offer Letter

On April 16, 2014, RAI and Ms. Cameron entered into an offer letter, referred to as the Offer Letter, pursuant to which RAI will retain Ms. Cameron as its President and Chief Executive Officer from May 1, 2014 to April 30, 2016. The Offer Letter provides Ms. Cameron the following compensation and benefits:

•	Annual base salary of $1,300,000 a year (subject to review and potential adjustment by the Board commencing on May 1, 2015).

•	Target annual incentive award under RAI’s Annual Incentive Award Program of 160% of her annual base salary.

•	“Sign-on” bonus of $500,000.

•	Under the 2009 Omnibus Incentive Compensation Plan, one grant of performance share awards for each of the periods from May 1, 2014 through April 30, 2015 and May 1, 2015 through April 30, 2016, with target opportunities equal to 625% of her annual base salary (subject, in each case, to a dividend threshold and one-year performance goals determined by the Compensation and Leadership Development Committee of the Board).

•	Eligibility for RAI’s other benefits for newly hired executives (including future retirement benefits provided under RAI’s 401(k) retirement plan and participation in RAI’s Executive Severance Plan).

The foregoing description of the Offer Letter does not purport to be a complete description of its terms and is qualified in all respects by reference to the complete text of the Offer Letter, a copy of which is being filed as Exhibit 10.2 hereto and is incorporated into this Item 5.02 by reference.

A copy of the press release relating to Mr. Delen’s retirement and resignation and Ms. Cameron’s appointment is being furnished as Exhibit 99.2 hereto.

ITEM 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Number	Exhibit
10.1	Retirement and Consulting Agreement, by and between Reynolds American Inc. and Daniel M. Delen, dated April 16, 2014
10.2	Offer Letter, by and between Reynolds American Inc. and Susan M. Cameron, dated April 16, 2014
99.1	Letter from Daniel M. Delen, dated April 16, 2014
99.2	Press Release of Reynolds American Inc., dated April 16, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REYNOLDS AMERICAN INC.

Date: April 16, 2014	By:	/s/ McDara P. Folan, III
Name: McDara P. Folan, III
Title: Senior Vice President, Deputy General Counsel and Secretary

INDEX TO EXHIBITS

Number	Exhibit
10.1	Retirement and Consulting Agreement, by and between Reynolds American Inc. and Daniel M. Delen, dated April 16, 2014
10.2	Offer Letter, by and between Reynolds American Inc. and Susan M. Cameron, dated April 16, 2014
99.1	Letter from Daniel M. Delen, dated April 16, 2014
99.2	Press Release of Reynolds American Inc., dated April 16, 2014